EXHIBIT 10.2

[Tracinda Corporation Letterhead]

June 30, 2006

BY FACSIMILE

Mr. Louis Schweitzer

Chairman of the Board of Directors

Renault, S.A.

13-15 quai Alphonse Le Gallo

92523 Boulonge Bilancourt cedex

Paris, France

Mr. Carlos Ghosn

Chairman of the Board of Directors

Nissan Motor Company Ltd.

17-1 Ginza 6 chome, Chuo-ku

Tokyo, Japan 104-8023

Re:	General Motors Corporation

Gentlemen:

We are writing to advise you that Tracinda Corporation has asked the Board of Directors of General Motors Corporation to form a committee to immediately and fully explore, together with management, participating in the Renault – Nissan partnership-alliance.

We are concurrently sending the attached letter to G. Richard Wagoner, Jr., Chairman of the Board of Directors of General Motors, and the other members of the Board of Directors of General Motors Corporation. Also, we have filed with the United States Securities and Exchange Commission an amendment to our Schedule 13D attaching both the letter to Mr. Wagoner and this letter.

As we recently discussed with Mr. Ghosn, Tracinda believes that General Motors, Renault and Nissan should explore a three-company, partnership-based alliance. Tracinda believes that such a global alliance has the potential to materially strengthen the competitive positions of all three companies in the increasingly challenging worldwide automotive industry, with the attendant benefits accruing to each company and its respective employees and shareholders.

Sincerely,

TRACINDA CORPORATION

/s/ Anthony L. Mandekic
Anthony L. Mandekic
Secretary / Treasurer